NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 29, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 16, 2019, the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between Global Brass and Copper Holdings, Inc. and Wieland-Werke Aktiengesellschaft became effective before the open on July 16, 2019. Each share of Common Stock of Global Brass and Copper Holdings, Inc. was converted into USD 44.00 in cash, without interest and less any applicable withholding taxes, without interest and subject to any required tax withholding. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 16, 2019.